Exhibit 99.2

Non-GAAP Financial Measures: Recast Historical Adjusted Net Earnings and Adjusted Net Earnings Per Share

Welbilt, Inc. (the "Company") defines its non-GAAP financial measure Adjusted Net Earnings as net earnings before the impact of certain items, including gain or loss from impairment or disposal of assets, restructuring expense, separation expense, loss on early extinguishment of debt and acquisition-related transaction costs, net of taxes. Adjusted Diluted Net Earnings Per Share represents Adjusted Net Earnings while giving effect to all potentially dilutive common shares that were outstanding during the respective period.

Beginning with the announcement of results for the second quarter of 2018, the Company will exclude the impact of foreign currency transaction gains and losses from the presentation of Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share. The Company has experienced increased volatility in gains and losses from foreign currency remeasurement and foreign currency exchange contracts not designated as hedging instruments subsequent to acquisition activity completed in the second quarter of 2018. The Company has adopted this change to remove the effect of such foreign currency gains and losses that are not representative of the Company's core operating performance.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share, as recasted, reconcile to net earnings and diluted net earnings per share, respectively, presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") as follows:

(in millions, except share data)	Three Months Ended March 31, 2018
Adjusted Net Earnings:
Net earnings	$12.5
Gain from impairment or disposal of assets — net	(0.1)
Restructuring expense	0.4
Separation expense	0.1
Transaction costs (1)	9.0
Foreign currency transaction gain (2)	(0.8)
Tax effect of adjustments (3)	0.2
Total Adjusted Net Earnings	$21.3

Adjusted Diluted Net Earnings Per Share:
Diluted net earnings per share	$0.09
Gain from impairment or disposal of assets — net per share	—
Restructuring expense per share	—
Separation expense per share	—
Transaction costs per share (1)	0.06
Foreign currency transaction gain per share (2)	—
Tax effect of adjustments per share (3)	—
Total Adjusted Diluted Net Earnings Per Share	$0.15

	Three Months Ended				Year Ended
(in millions, except share data)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
Adjusted Net Earnings:
Net earnings	$5.0	$30.1	$33.1	$65.8	$134.0
Loss (gain) from impairment or disposal of assets — net	0.4	(0.6)	(3.9)	0.1	(4.0)
Restructuring expense	4.6	1.1	2.8	2.3	10.8
Separation expense	0.9	0.3	0.3	0.1	1.6
Loss on early extinguishment of debt	3.2	0.2	1.0	—	4.4
Foreign currency transaction loss (2)	1.6	1.5	1.9	1.5	6.5
Tax Cuts and Jobs Act	—	—	—	(32.0)	(32.0)
Tax effect of adjustments (3)	(3.9)	(0.8)	(2.0)	(0.9)	(7.6)
Total Adjusted Net Earnings	$11.8	$31.8	$33.2	$36.9	$113.7

Adjusted Diluted Net Earnings Per Share:
Diluted net earnings per share	$0.04	$0.21	$0.24	$0.47	$0.95
Loss (gain) from impairment or disposal of assets — net per share	—	—	(0.03)	—	(0.03)
Restructuring expense per share	0.03	0.01	0.02	0.02	0.08
Separation expense per share	0.01	—	—	—	0.01
Loss on early extinguishment of debt per share	0.02	—	0.01	—	0.03
Foreign currency transaction loss per share (2)	0.01	0.01	0.01	—	0.05
Tax Cuts and Jobs Act per share	—	—	—	(0.23)	(0.23)
Tax effect of adjustments per share (3)	(0.03)	—	(0.01)	—	(0.05)
Total Adjusted Diluted Net Earnings Per Share	$0.08	$0.23	$0.24	$0.26	$0.81

(in millions, except share data)	Year Ended December 31, 2016
Adjusted Net Earnings:
Net earnings	$79.5
Loss from impairment or disposal of assets — net	3.3
Restructuring expense	2.5
Separation expense	6.5
Foreign currency transaction loss (2)	4.0
Tax effect of adjustments (3)	(5.4)
Total Adjusted Net Earnings	$90.4

Adjusted Diluted Net Earnings Per Share:
Diluted net earnings per share	$0.57
Loss from impairment or disposal of assets — net per share	0.02
Restructuring expense per share	0.02
Separation expense per share	0.05
Foreign currency transaction loss per share (2)	0.03
Tax effect of adjustments per share (3)	(0.04)
Total Adjusted Diluted Net Earnings Per Share	$0.65

(1) Transaction costs include a loss of $7.8 million related to a foreign currency hedge of the acquisition purchase price for Crem and $1.2 million of professional services and other direct acquisition costs.
(2) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.
(3) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.